EXHIBIT (8)(j)


                              ADDENDUM NO. 9 TO
                             AMENDED AND RESTATED
                             CUSTODIAN AGREEMENT


               This Addendum, dated as of the ______ day of _________, 1997, is entered into between PEGASUS FUNDS (the "Trust"), a Massachusetts business trust, and NBD BANK ("NBD" or the "Custodian"), a state-chartered bank incorporated under the laws of Michigan.

               WHEREAS, the Trust and NBD have entered into an Amended and Restated Custodian Agreement dated May 16, 1989 and Addenda Nos. 1, 2, 3, 4, 5, 6, 7 and 8 (the "Custodian Agreement"), pursuant to which the Trust appointed NBD to act as Custodian to the Trust's Money Market Fund, Municipal Money Market Fund, Growth and Value Fund, Mid-Cap Opportunity Fund, Intrinsic Value Fund, Intermediate Bond Fund, Bond Fund, Michigan Municipal Money Market Fund, Equity Index Fund, Treasury Money Market Fund, Municipal Bond Fund, Michigan Municipal Bond Fund, Managed Assets Balanced Fund, Growth Fund, Short Bond Fund, U.S. Government Income Fund, International Equity Fund, Cash Management Fund, U.S. Government Securities Cash Management Fund, Treasury Prime Cash Management Fund, Equity Income Fund, Small-Cap Opportunity Fund, Intermediate Municipal Bond Fund, Income Fund, International Bond Fund, Managed Assets Conservative Fund and Managed Assets Growth Fund;

               WHEREAS, Article XIV, Paragraph 9 of the Custodian Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain NBD to act as the custodian under the Custodian Agreement, the Trust shall so notify NBD in writing and if NBD is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to NBD shall be that which is agreed to in writing by the Trust and NBD pursuant to Article XII, Paragraph 7 of the Custodian Agreement;

               WHEREAS, pursuant to Article XIV, Paragraph 9 of the Custodian Agreement, the Trust has notified NBD that it intends to establish the Treasury Cash Management Fund and High Yield Bond Fund and that it desires to retain NBD to act as the custodian therefor, and NBD has notified the Trust that it is willing to serve as custodian for such Funds.

               NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

               1. Appointment. The Trust hereby appoints NBD to act as Custodian to the Trust for the Treasury Cash Management Fund and High Yield Bond Fund for the period and on the terms set forth in the Custodian Agreement. NBD hereby accepts such appointment



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and agrees to render the services set forth in the Custodian Agreement, for the compensation provided in Appendix A hereto.

               2. Capitalized Terms. From and after the date hereof, the terms "Fund" and "Series" as used in the Custodian Agreement shall be deemed to include the Treasury Cash Management Fund and High Yield Bond Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.

               3. Miscellaneous. Except to the extent supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

               IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                 PEGASUS FUNDS


                                 By:  _______________________
                                        Donald G. Sutherland
                                        President and Trustee


                                 NBD BANK


                                 By: ________________________
                                     Name:
                                     Title:

                                     -2-

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                                  APPENDIX A


               For the services provided pursuant to the Custodian Agreement with respect to the Treasury Cash Management Fund and High Yield Bond Fund, the Custodian will accept the following fees:

                      (a)    With respect to the High Yield Bond Fund:



Basic Annual Account Charge                                 $1,000


Annual Security Fee


        First $20,000,000                     =                .0003
        Next  $20,000,000                     =                .00025
        Next  $20,000,000                     =                .0002
        Next  $40,000,000                     =                .00015
        Next $200,000,000                     =                .000125
        Balance over $300,000,000             =                .0001


Asset Fee $1.541 per security held at end of month.

Security Transactions:


        $13.00         for each Pass-Through Certificate Payment
        $35.00         for Option Transactions requiring Escrow Receipts
        $20.00         for all other security transactions


Accounting Statements:


        Cash Statement - $50 per statement
        Inventories    - $50 per inventory

                      (b)    With respect to the Treasury Cash Management
Fund:

                                                               Unit Price

Clearing and settlement transaction                              $11.00
Accounting entry and vault/safekeeping
  transactions                                                   $12.00

Activity Processing

        A.  Master Control Fund Accounting

                      Annual maintenance                         $ 6.25
                      Debit activity                             $  .15
                      Credit activity                            $  .35



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        B.  Master Settlement Accounting

                      Account maintenance                        $   9.25
                      Debit activity                             $    .15
                      Credit activity                            $    .35
                      Check supplies                             $   6.25


        C. Out-of-Pocket Expenses. In addition to the service fees above, the Trust will reimburse the Custodian for its out-of-pocket expenses including, but not limited to, postage, telephone, telex, facsimile, Federal Express and Federal Reserve wire fees, incurred on behalf of the Trust.

                                     -2-